Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

June 1, 2020

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Attention: Corporate Secretary

Re: Fidelity National Financial, Inc. — Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Fidelity National Financial, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of 4,508,025 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), reserved for issuance pursuant to the outstanding stock option awards and future awards under the FGL Holdings 2017 Omnibus Incentive Plan, as amended and restated (the “Plan”), and the outstanding inducement stock option awards under the Non-Statutory Stock Option Grant Agreements with Christopher Blunt and Jonathan Bayer (collectively, the “Inducement Award Agreements”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that, when the Registration Statement becomes effective under the Securities Act, the Shares to be issued by the Company under the Plan and the Inducement Award Agreements, as applicable, when duly issued and delivered pursuant to the terms of the Plan and the Inducement Award Agreements, as applicable, will be legally issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP